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FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Michael Cimini
CONTACTS:            (212) 896-1215 / (212) 896-1233
                                  tfromer@kcsa.com / mcimini@kcsa.com

4Kids Entertainment Reports Third Quarter Results

NEW YORK, November 9, 2005 — 4Kids Entertainment, Inc. (NYSE: KDE) today announced net revenues for the third quarter ended September 30, 2005 of $20.5 million as compared to $24.7 million in the same period last year. Net income for the third quarter was $2.0 million, or $0.15 per diluted share, as compared to net income of $2.5 million, or $0.18 per diluted share, in the same period last year. The diluted weighted average common shares outstanding for the three months ended September 30, 2005 were 13,424,913 shares as compared to 14,124,098 shares for the three months ended September 30, 2004.

For the nine months ended September 30, 2005, net revenues were $59.8 million as compared to $69.2 million in the same period last year. Net income for the nine month period was $4.6 million, or $0.33 per diluted share, as compared to net income of $7.7 million, or $0.54 per diluted share in the same period last year. The diluted weighted average common shares outstanding for the nine months ended September 30, 2005 were 13,651,572 shares as compared to 14,445,848 shares for the nine months ended September 30, 2004.

Al Kahn, 4Kids Entertainment Chairman and Chief Executive Officer, said “The decline in third quarter 2005 net revenues as compared with the comparable period last year resulted principally from softer sales of licensed merchandise and home videos and reduced broadcast sales of our Yu-Gi-Oh!™ and Teenage Mutant Ninja Turtles™ properties. In addition, 2004 included sales related to the theatrical release of the Yu-Gi-Oh! movie that were not replaced in the current periods. These declines were partially offset by increased licensing revenue from our Cabbage Patch Kids® and Winx Club™ properties and increased domestic and international program sales of our One Piece™ television series.”

“4Kids TV, our four hours of children’s programming broadcast on Saturday mornings on FOX, has experienced improved ratings this fall on the strength of girls’ shows such as Winx Club™ and newly debuted television series Bratz® and Magical DoReMi™. We expect that the new Yu-Gi-Oh! spin-off series called Yu-Gi-Oh! GX™, which debuted on the Cartoon Network in October, will enhance the Yu-Gi-Oh! brand and drive licensing revenues with new merchandise that will be available in stores for the 2005 holiday season,” said Kahn.

In the third quarter of 2005, 4Kids repurchased 323,000 shares of the its common stock at an aggregate cost of approximately $17 million, bringing the total number of shares repurchased under the one million share authorization announced by the Company in November, 2004 to 923,000. Subsequent to September 30, 2005, 4Kids repurchased 77,000 additional shares of its common stock at an aggregate cost of approximately $1.3 million, which completed the repurchase under the November 2004 authorization. The Company also announced today that its Board of Directors had authorized the Company to purchase, from time to time through December 31, 2006, up to 1,000,000 additional shares of the Company’s common stock in the open market or through negotiated prices.

“Our core properties continue to be substantial contributors to our performance providing us with a solid base from which to continue to build our portfolio of kids content. We remain focused on our strategic goal to generate revenue contributions from a diverse group of properties while seeking out and delivering the most compelling content for kids in the marketplace. With cash and investments of $104.0 million and no debt at September 30, 2005, we are well positioned to continue to pursue the acquisition of new content and additional distribution platforms that will enable our content to reach a larger audience of kids both domestically and internationally,” concluded Kahn.

About 4Kids Entertainment:

Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; television, film, music and home video production and distribution; media planning and buying; product development; and Web site development. For further information, please visit the Company’s Web sites at www.4KidsEntertainment.com and www.4Kids.TV.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.

This release and prior releases are available on the Company’s Worldwide Web site at www.4KidsEntertainment.com

Tables follow:

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
September 30, 2005 AND DECEMBER 31, 2004
(In thousands of dollars, except share data)

ASSETS	2005	2004
CURRENT ASSETS:	(Unaudited)
Cash and cash equivalents	$ 84,451	$111,759
Investments	19,548	16,067

Total cash and investments	103,999	127,826
Accounts receivable - net	26,852	39,917
Prepaid 4Kids TV broadcast fee, net of accumulated amortization
of $79,968 and $64,306 in 2005 and 2004, respectively	13,945	6,991
Prepaid income taxes	1,939	3,074
Prepaid expenses and other current assets	2,618	1,759
Deferred income taxes	--	158

Total current assets	149,353	179,725

PROPERTY AND EQUIPMENT - NET	2,536	2,821

OTHER ASSETS:
Accounts receivable - noncurrent, net	1,029	901
Investment in equity securities	726	726
Film and television costs - net	13,032	10,518
Deferred income taxes - noncurrent	1,436	2,241
Other assets - net	8,927	8,083

TOTAL ASSETS	$177,039	$205,015

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Due to licensors	$ 7,990	$ 16,859
Media payable	--	3,723
Accounts payable and accrued expenses	10,352	12,589
Deferred revenue	5,564	6,855
Deferred income taxes	396	--

Total current liabilities	24,302	40,026

DEFERRED RENT	1,093	1,011

Total liabilities	25,395	41,037

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value - authorized, 3,000,000 shares; none issued	--	--
Common stock, $.01 par value - authorized, 40,000,000 shares;
issued, 14,451,143 and 14,411,768 shares; outstanding 12,778,143 and
13,661,768 shares in 2005 and 2004, respectively	145	144
Additional paid-in capital	58,638	58,068
Accumulated other comprehensive income	617	1,124
Retained earnings	124,159	119,586

	183,559	178,922
Less- cost of 1,673,000 and 750,000 treasury shares in 2005 and 2004, respectively	31,915	14,944

	151,644	163,978

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$177,039	$205,015

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES   CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004 (In thousands of dollars, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
NET REVENUES	$ 20,522	$ 24,682	$ 59,785	$ 69,246

COSTS AND EXPENSES:
Selling, general and administrative	8,802	10,473	26,606	27,411
Production service costs	2,093	1,941	6,215	6,942
Amortization of television and film costs and 4Kids TV broadcast fee	7,248	8,408	21,651	22,957

Total costs and expenses	18,143	20,822	54,472	57,310

INCOME FROM OPERATIONS	2,379	3,860	5,313	11,936

INTEREST INCOME	654	375	2,054	953

INCOME BEFORE INCOME TAXES	3,033	4,235	7,367	12,889

INCOME TAXES	1,055	1,704	2,794	5,148

NET INCOME	$ 1,978	$ 2,531	$ 4,573	$ 7,741

PER SHARE AMOUNTS:
Basic earnings per common share	$ 0.15	$ 0.19	$ 0.35	$ 0.56

Diluted earnings per common share	$ 0.15	$ 0.18	$ 0.33	$ 0.54

Weighted average common shares
outstanding - basic	13,000,418	13,527,388	13,209,094	13,762,211

Weighted average common shares
outstanding - diluted	13,424,913	14,124,098	13,651,572	14,445,848